                                                                    EXHIBIT 10.8

                             EMPLOYMENT AGREEMENT



          This Agreement between Mark W. Perry (the "Executive") and ViewStar Corporation, a California corporation (the "Company") is entered into as of May 18, 1994.

          WHEREAS, the Company desires to employ the Executive and the Executive desires to accept employment with the Company on the terms and conditions set forth below;

          NOW, THEREFORE, in consideration of the foregoing recital and the respective covenants and agreements of the parties contained in this document, the Company and the Executive agree as follows:

     1.   Employment and Duties.  The Executive shall be employed as President
          ---------------------
and Chief Executive Officer of the Company effective May 18, 1994, reporting to the Board of Directors of the Company (the "Board"), and assuming and discharging such responsibilities as are mutually agreed upon by the Executive and the Board commensurate with such office and position. The Executive shall perform faithfully the executive duties assigned to him to the best of his ability. After the Executive commences employment with the Company, the Board shall nominate the Executive to serve as a director of the Company, and the Executive shall serve in such capacity without additional compensation.

     2.   Base Salary.  In consideration of the Executive's services, the
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Executive shall be paid a minimum base salary at the rate of $180,000 per year during the employment term, to be paid in installments in accordance with the Company's standard payroll practices. This base compensation shall be reviewed annually by the Board on the same basis as the Board shall review the compensation of other executive officers of the Company and the Board, in performing its annual review, shall consider changes in relevant cost of living indices as well as the Company's performance during the preceding year including, without limitation, the growth in the Company's revenues, operating income and overall performance according to the Company's operating plan.

     3.   Bonus.  In addition to base salary, the Executive shall participate in
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an annual executive incentive bonus program under which the Executive shall be entitled to earn incentive bonus compensation of up to a specified percentage of the Executive's base salary, based upon the satisfaction of certain performance goals. For the current fiscal year, the specified percentage shall be 40% of the base salary paid to the Executive during such fiscal year; for fiscal year 1995, the specified percentage will increase to 50%. These performance objectives will be mutually deter mined and reviewed annually by the Board in consultation with the Executive, and will concern such matters as revenue, pre-tax profitability and return on shareholders' equity. To the extent the Executive's employment is terminated pursuant to Section 7(a) hereof, the Executive shall be entitled to his pro rata share of any bonus to which he would have been entitled but for such termination. To the extent the Executive's employment is terminated pursuant to Section 7(b) hereof, the Executive shall be entitled to the full amount of any bonus to which he would have been entitled, including during the Continuation Period, but for such termination.
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     4.   Benefits; Expenses.  The Executive shall be permitted, to the extent
          ------------------
eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plans of the Company that are available to other comparable employees. Participation in any such plan shall be consistent with the Executive's rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan.

          The Company shall reimburse the Executive for all reasonable business and travel expenses actually incurred or paid by the Executive in the performance of his services on behalf of the Company, in accordance with the Company's expense reimbursement policy as from time to time in effect.

     5.   Stock Options.
          -------------

          (a)  Option Grants.  Effective upon the commencement date of the
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Executive's employment with the Company (the "Grant Date"), the Executive shall be granted three stock options (the "Options"): (i) an "incentive stock option," within the meaning of Section 422 of the Internal Revenue Code (the "ISO"); and (ii) two "nonqualified stock options" (the "First NQSO" and the "Second NQSO"). The ISO, the First NQSO and the Second NQSO shall all be granted under the Company's Senior Executive Stock Plan (the "Plan"). The ISO and the First NQSO shall permit the Executive to purchase up to 650,000 shares of the Company's Common Stock (the "ISO and First NQSO Option Shares"). The Second NQSO shall permit the Executive to purchase up to 50,000 shares of the Company's Common Stock (the "Second NQSO Option Shares"). The Options shall have ten (10)-year terms, subject to earlier termination as provided in the Plan and shall have exercise prices equal to the fair market value of the Common Stock on the Grant Date, as determined by the Board but which option exercise prices shall be no greater than $1.50 per share. The ISO and First NQSO Option Shares shall be allocated to the ISO and to the First NQSO so as to maximize the number of shares covered by the ISO, subject to the limitation on exercisability imposed on incentive stock options under Section 422(d) of the Internal Revenue Code.

          (b)  Vesting.
               -------

               (i)   ISO and First NQSO Options.  Subject to Sections 7(b) and
                     --------------------------
8, the Executive's right to exercise the Options shall vest cumulatively over a period of fifty (50) months based upon the Executive's continuous employment with the Company, with 2% of the Option Shares vesting for each month after the Grant Date.

               (ii)  Second NQSO Option.  Subject to Sections 7(b) and 8, the
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Executive's right to exercise the Second NQSO shall vest 100% upon the completion of eight years of employment with the Company. In the event of either an IPO (defined below) or the Company entering into a strategic corporate relationship involving an equity investment in the Company of not less than $5 million, the Executive's right to exercise the Second NQSO shall

                                      -2-
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accelerate so that, at the time of either of such events, the Second NQSO shall become vested in the same percentage as the First NQSO and shall vest going forward from such time at the same rate as the First NQSO.


               (iii) Vesting Upon Termination.  Upon termination of the
                     ------------------------
Executive's employment with the Company, the Options shall be exercisable (to the extent then vested) for a period of ninety (90) days after termination (twelve (12) months in the event the Executive's employment terminates by reason of the Executive's death or Disability); provided, however, that in the case of a termination described in Section 7(b), the Options shall continue to vest in accordance with that Section and shall remain exercisable for a period of ninety
(90) days after the expiration of the Continuation Period (as defined in that Section), subject to the option term.

     6.   Early Exercise.  The Executive may, at his election, exercise the
          --------------
First and Second NQSO as to option shares that are not yet vested under the vesting schedule described in Sections 5(a) and 5(b) above (the "Unvested Shares"). The Executive may purchase option shares, including Unvested Shares, by delivering to the Company a promissory note (the "Promissory Note"), which shall be a non-interest bearing full-recourse note that is due and payable in full upon the earliest of (i) five (5) years, (ii) 18 months following an initial public offering of the Company's Common Stock to the public registered under Form S-1 (or any successor form) with the Securities and Exchange commission under the Securities Act of 1933, as amended (an "IPO"), or (iii) in the event of a Change of Control (as defined herein) of the Company in which the Executive receives either cash or marketable securities for his Common Stock, thirty (30) days after such Change of Control, provided that if the securities received are subject to restrictions on transfer, thirty (30) days after such restrictions no longer apply.

          Unvested Shares shall be subject to the Company's right to repurchase such Shares at the Executive's original cost upon the Executive's termination of employment for any reason (the "Repurchase Right"). Subject to applicable laws, the Repurchase Right shall be mandatory in the event the fair market value of the Unvested Shares at the time of the Executive's termination of employment (or expiration of the Continuation Period, whichever is applicable) is less than the Executive's original cost therefor. The Repurchase Right shall be exercisable for a period of twelve (12) months, commencing with the Executive's termination of employment with the Company; provided, however, that in the case of a termination described in Section 7(b), the twelve (12)-month period shall commence upon the expiration of the Continuation Period (as described in that Section). Subject to Section 8 below (regarding a Change of Control of the Company), the Repurchase Right shall lapse at the rate specified in Sections 5(a) and 5(b) above, as applicable, with respect to option exercisability. Unvested Shares shall be issued in the Executive's name but shall be placed in escrow with the Company pending completion of the vesting periods. Vesting of the Unvested Shares is dependent upon the Executive's continued employment with the Company, except as otherwise provided in this Agreement.

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     7.   Termination.
          -----------

          (a)  Termination for Cause; Voluntary Resignation.  In the event that
               --------------------------------------------
(i) the Company terminates the Executive's employment for "Cause" (as defined herein), or (ii) the Executive terminates his employment with the Company voluntarily, then the Executive shall not receive any compensation or benefits under this Agreement on account of such termination. The Executive's rights under the Company's benefit plans upon such a termination shall be determined under the provisions of those plans. For purposes of this Agreement, termination for "Cause" shall mean (i) the willful failure by the Executive to substantially perform his material duties within 10 days after written demand for substantial improvement in performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, (ii) the Executive's failure (in a material respect) to follow reasonable policies or directives established by the Board within 10 days after written notice to the Executive by the Board that the Executive is not following such policies or directives, (iii) bad faith conduct that is materially detrimental to the Company, or (iv) the conviction of the Executive of any crime involving the property or business of the Company.

          (b)  Involuntary Termination.  In the event that the Company
               -----------------------
terminates the Executive's employment other than for Cause or Disability (pursuant to Section 7(d) below), provided the Executive has not violated the covenant described in Section 9, the Executive shall be entitled to continuation of base salary, bonus, benefits and stock vesting for a twelve (12)-month period (the "Continuation Period"). For this purpose, (A) "benefits" shall mean continued participation in the Company's group medical, dental and life insurance coverage for the duration of the Continuation Period; and (B) "stock vesting" shall mean continued option exercisability with respect to Option Shares and lapse of the Repurchase Right with respect to Unvested Shares at the rate described in Sections 5 and 6 above.

          (c)  Death.  The Executive's employment shall terminate in the event
               -----
of his death. The Company shall have no obligation to pay or provide any compensation or benefits under this Agreement on account of the Executive's death. The Executive's rights under the Company's benefit plans in the event of the Executive's death shall be determined under the provisions of those plans.

          (d)  Disability.  The Company may terminate the Executive's
               ----------
employment for Disability by giving the Executive thirty (30) days' advance notice in writing. For all purposes under this Agreement, "Disability" shall mean that the Executive, at the time notice is given, has been unable to substantially perform his duties under this Agreement for a period of not less than six (6) consecutive months as the result of his incapacity due to physical or mental illness. In the event that the Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment under this subsection (d) becomes effective, the notice of termination shall automatically be deemed to have been revoked. No compensation or benefits will be paid or provided to the Executive under this Agreement on account of termination for Disability. The Executive's rights under the Company's benefit plans shall be determined under Section 5(d) hereof and the provisions of those plans.


     8.   Change of Control.
          -----------------

          (a)  Vesting.  Upon any Change of Control (as defined herein) of the
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Company, the Options and Unvested Shares shall be accelerated to become immediately exercisable or vested for 50% of the total number of the then unvested Option Shares or Unvested Shares, respectively; provided, however, that in the event the Change of Control occurs within three (3) months after the Executive's commencement of employment with the Company, then the Options and Unvested Shares shall be accelerated to become immediately exercisable or vested for 25% of the total number of the then unvested Option Shares or Unvested Shares. The Options and Unvested Shares whose vesting shall have been accelerated pursuant to this Section 8(a) shall be those Options and Unvested Shares which, but for the accelerated vesting, would have last vested.

          (b)  Definition.  For purposes of the foregoing, a "Change of
               ----------
Control" of the Company shall be deemed to have occurred if (i) the Company sells or otherwise disposes of all or substantially all of its assets; (ii) there is a merger or consolidation of the Company with any other corporation or corporations, provided that the shareholders of the Company, as a group, do not hold, immediately after such event, at least 50% of the voting power of the surviving or successor corporation; or (iii) any person or entity, including any "person" as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), becomes the "beneficial owner" (as defined in the Exchange Act) of Common Stock of the Company representing 50% or more of the combined voting power of the voting securities of the Company (exclusive of persons who are now officers or directors of the Company).

          (c) Notwithstanding Section 7(a) hereof, if there shall have occurred a Change of Control pursuant to which the Company shall have become a subsidiary or division of another company and if the Executive elects to terminate his employment following such a Change of Control, the Executive shall be entitled upon such termination to receive a lump sum payment equal to 6 months base salary. The Executive shall also be entitled to receive his pro rata share of any bonus to which he would have been entitled but for such termination.

     9.   Covenant Not To Solicit.
          -----------------------

          Beginning with the Executive's termination of employment with the Company as described in Section 7(b) and for a period of one (1) year thereafter, the Executive agrees that he will not

              (i) solicit, encourage, or take any other action which is intended to induce any other employee of the Company to terminate his employment with the Company, or

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

              (ii) interfere in any manner with the contractual or employment relationship with the Company, or

              (iii) interfere in any manner with the contractual or employment relationship between the Company and any such employee of the Company.

          The foregoing shall not prohibit the Executive or any entity with which the Executive may be affiliated from hiring a former employee of the Company, provided that such hiring results exclusively from such employee's affirmative response to a general recruitment effort carried out through a public solicitation or a general solicitation.

    10.   Proprietary Information Agreement.  Upon commencement of the
          ---------------------------------
Executive's employment, the Executive will sign the Company's standard employee proprietary information agreement.

    11.   Successors.  The Company shall require any successor or assignee, in
          ----------
connection with any sale, transfer or other disposition of all or substantially all of the Company assets or business, whether by purchase, merger, consolidation or otherwise, expressly to assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term "Company," as used in this Agreement, shall mean the Company as defined above and any successor or assignee to the business and assets which by reason hereof becomes bound by the terms and provisions of this Agreement.

    12.   Confidentiality.  Except as required by applicable laws, neither party
          ---------------
shall disclose the contents of this Agreement without first obtaining the prior written consent of the other party, provided, however, that the Executive may disclose this Agreement to his attorney, financial planner and tax advisor if such persons agree to keep the terms hereof confidential.

    13.   Arbitration.  Any claim, dispute or controversy arising out of this
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Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association in Santa Clara County, California; provided, however, that this arbitration provision shall not preclude the Company from seeking injunctive relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or confidential and proprietary information. All costs and expenses of arbitration or litigation, including but not limited to attorneys fees and other costs reasonably incurred by the Executive, shall be paid by the party who shall not have prevailed in the arbitration all as conclusively determined by the arbitrators. Judgment may be entered on the award of the arbitration in any court having jurisdiction.

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    14.   Legal and Accounting Fees.  The Company will reimburse the Executive
          -------------------------
for his reasonable legal expenses in connection with this Agreement in an amount not to exceed $3,000.

    15.   Governing Law.  This Agreement shall be governed by and construed in
          -------------
accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such state.

    16.   Integration.  This Agreement and any written Company plans that are
          -----------
referenced herein represent the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements, whether written or oral. No waiver, alteration, or modification, if any, of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

    17.   Voluntary Execution; Conflict Waiver.  The Executive has received
          ------------------------------------
independent legal counsel regarding this Agreement, which was drafted jointly by the Executive's and the Company's counsel. The Executive is signing this Agreement knowingly and voluntarily. The Company and the Executive acknowledge that Wilson, Sonsini, Goodrich & Rosati ("WSGR") has acted as counsel to the Company in negotiating this Agreement and will continue to serve as the Company's general counsel in the future, acknowledge that each has received full disclosure of any potential conflict of interest which may result from such representation, and knowingly and voluntarily waive any such conflict of interest.

    18.   Counterparts.  This Agreement may be executed in counterparts, which
          ------------
together will constitute one instrument.


EXECUTIVE                                VIEWSTAR CORPORATION



/s/ Mark W. Perry                        By: /s/ F. Gibson Myers, Jr.
- -------------------------                   -------------------------
Mark W. Perry
                                         Title: Director
                                               -----------------------

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

Consent of Spouse:  I hereby consent to this Agreement for purposes of any
- -----------------
community property interest I may have in the foregoing arrangements. I have had the opportunity to seek independent counsel with regard to this consent and knowingly and voluntarily waive the right to such counsel.



- -------------------------
Signature of Spouse


- -------------------------
Printed Name of Spouse


- -------------------------
Date Signed

                              September 25, 1995


Mr. Mark Perry
2606 Jackson Street
San Francisco, CA 94115

     Re:  Amendment to Employment Agreement

Dear Mark:

     On behalf of the Board of Directors of ViewStar Corporation
("Corporation"), this letter confirms the following amendments to and clarifications of your existing Employment Agreement dated May 18, 1994, which amendments and clarifications were mutual agreed to and approved by the Board on August 25, 1995.

     1. As of July 26, 1995, ("Effective Date") your assignment as President and Chief Executive Officer of the Company has been terminated and you have been appointed simultaneously Chairman of the Board.

     2. Pursuant to (S)7(b) of your Existing Agreement, you are entitled to continuation of base salary, bonus, benefits and stock vesting for 12 months from July 26, 1995 ("Continuation Period"), provided you do not violate the non-solicitation covenant contained in (S)9 of the Existing Agreement. We have agreed to modify these provisions in the following manner:

          (a) Your bonus entitlement pursuant to (S)7(b) of your Existing Agreement is determined to be $50,000, payable over a ten-month period at the rate of $5,000 per month, beginning October 1, 1995.

          (b) You have agreed that, for the benefit of the Corporation, and in the event that the Corporation has not entered into a definitive agreement by October 15, 1995 to sell itself and/or all its assets to a third party, you will defer the remainder of the base salary (but not bonus) which you are otherwise entitled to receive between October 16, 1995 and July 25, 1996 until the earlier of any one of the following: (i) the Corporation is sold; or (ii) the Corporation enters into a definitive agreement to be sold or for a transaction resulting in an equity investment in the Corporation of at least $5 million; or
(iii) the Corporation has achieved positive net profit from operations for two consecutive quarters. When and if either (i) or (ii) or (iii) occurs, then the Corporation shall resume the payment on a bi-monthly basis of the base salary which has been deferred pursuant to this Letter Agreement until the full amount of such deferred salary has been paid.

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

          (c) In the event you remain as a director of the Corporation beyond the termination of the Continuation Period, the corporation may, at its option, extend the period for your stock vesting beyond the Continuation Period so long as you continue to serve as a director.

     3. In order to clarify the intent of your existing Employment Agreement, and not as any modification, (S)8(a) of your Existing Agreement is hereby clarified in its entirety to read as follows:

          "(a)  Vesting.  Upon any Change of Control (as defined herein) of the
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     Company occurring more than three months after your employment commenced and occurring within the Continuation Period, 50% of any Options and/or Shares which remain unvested as of the effective date of the Change of Control shall accelerate to become immediately exercisable (if Options) or immediately vested (if Shares). Moreover, the number of shares and options remaining unvested immediately following the Change of Control shall continue to vest at the rate of 2% per month (calculated on the original amount of the grant) for so long as you continue to provide services as a consultant or employee, which services shall be at the option of the acquiror following such Change of Control."

     This is a clarification and not a modification of (S)8(a) of your Existing Agreement.

     4. We have asked for your active assistance on behalf of the Company regarding several potential strategic alliances. We fully recognize that your assistance in this regard is voluntary and not required under the terms of your existing Employment Agreement. We also consider your active assistance critical to achieving a transaction. In recognition thereof, and as compensation for such additional services, we have agreed to pay the following: (a) your reasonable expenses incurred during the Continuation Period in providing such services in connection with the sale of the Company, payable promptly and reasonably upon approved invoicing; plus (b) a fee of $200,000 in the event that, during the Continuation Period, the Company is either sold or enters the Continuation Period, the Company is either sold or enters into a definitive agreement to be sold which transaction yields to the Company proceeds in an amount greater than $10 million. The fee is payable in full upon closing of the transaction.

     5. For your active assistance regarding several potential strategic alliances and your continuation as the Company's Chairman and/or to provide additional assistance as mutually agreed regarding other matters and activities, the Company agrees to pay you at the rate of $1,000 per day plus reasonable expenses for such services, with no minimum commitment, payable promptly and reasonably upon approved invoicing.

     6. With respect to the services to be provided pursuant to (S)5 above, you have agreed to provide up to five (5) days per month between the Effective Date and December 31, 1995 for such services in the aggregate, and thereafter for the remainder of the Continuation Period to provide up to two (2) days per month for such services in the aggregate. There is no minimum commitment regarding providing any such services.

     7. You have agreed to execute, simultaneously with execution of this Letter Amendment, the release attached as Exhibit A.

     Mark, we are extremely pleased that you have agreed to continue to provide services to the Company on this basis. Please indicate your agreement with these amendments and clarifications by signing in the space provided below. Except as amended or clarified herein, the remaining terms of the existing Employment Agreement between you and the Company dated May 18, 1994 remain in full force and effect.

                              Very truly yours,

                              /s/ F. Gibson Myers

                              --------------------------------------------
                              F. Gibson Myers, Jr.
                              Chairman, Compensation Committee
                              Member, Board of Directors


Agreed to and accepted this 25th day of September, 1995.


    9/25/95                   /s/ Mark W. Perry
- ------------------------      --------------------------------------------
     Date                     Mark W. Perry

cc:  Kamran Kheirolomoom

                                      -12-